UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2025

GK Investment Property Holdings II, LLC
(Exact name of issuer as specified in its charter)

Delaware	84-3013125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

257 East Main Street, Suite 200

Barrington, Illinois 60010

(Full mailing address of principal executive offices)

(847) 277-9930

(Issuer's telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of GK Investment Property Holdings II, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

Item 1. Business

Unless the context otherwise requires or indicates, references in this annual report to "us," "we," "our" or "our Company" refer to GK Investment Property Holdings II, LLC, a Delaware limited liability company.

General

GK Investment Property Holdings II, LLC is a Delaware limited liability company formed on July 11, 2019 in order to invest in, lend on and operate commercial rental properties, lease such properties to multiple tenants, and make such other real estate related investments as are consistent with its investment objectives and that GK Development, Inc. dba GK Real Estate (referred to herein as “GK Real Estate”), our manager, deems appropriate. As of the date of this Annual Report (December 31, 2025), our company has made three loans: (1) The Ridgmar Loan, (2) the DeMarcay Loan, (3) the GK Festival Loan (as defined and described below). The Company also owns a 37.21% preferred interest in an affiliated rental real estate property Station Plaza Self-Storage (as defined and described below).

Since 1995, GK Real Estate and its management team has had experience successfully acquiring, redeveloping, and managing a diversified portfolio of office, retail, and multifamily real estate properties. GK Real Estate controls a portfolio of real estate assets currently valued at over $500 million which represents 5.4 million square feet of office, multifamily and commercial space throughout the U.S. We benefit from GK Real Estate’s real estate operating and leasing skills, including releasing, redeveloping, renovating, refinancing, repositioning, and selling.

We do not have any employees. GK Real Estate’s management team is comprised of operation managers who are responsible for the day-to-day operation of GK Real Estate and our company.

We filed an offering statement on Form 1-A with the United States Securities and Exchange Commission, or the SEC, on September 17, 2019, which offering statement was qualified by the SEC on January 28, 2020 and requalified by the SEC on March 12, 2021 and March 17, 2022 (the “Offering Statement”). Pursuant to the Offering Statement, we offered a maximum of $50,000,000 of the Company's 7% bonds (the “Bonds”). Proceeds from the sale of the Bonds were used to acquire commercial rental properties and interests therein in our target asset class. Our offering concluded on January 27, 2023, and we had sold $16,538,000 in Bonds as of the conclusion of the offering. As of December 31, 2025, $10,793,000 of Bonds remained outstanding.

On January 28, 2020, GK Investment Property Holdings II, LLC, commenced active operations. Since such time, we have applied proceeds from our offering of Bonds to investment in properties and other real estate assets and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this Annual Report. As of the date of this Annual Report, our offering of Bonds has terminated in accordance with its terms and we do not have any immediate plans to raise additional capital and the realization of our investments in our other assets. We are actively seeking reinvestment of our cash on hand and the proceeds of the sale of the beneficial interests in the Trust (defined below).

We have made reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries’ borrowing activities by our Indenture.

On May 12, 2020, our Company formed RF Grocery, LLC (“RF Grocery”), an Illinois limited liability company, for the purpose of acquiring a rental property leased to a single tenant, Fresh Thyme Farmers Market, located at 7501 North Avenue, in River Forest Illinois, or Fresh Thyme Farmers Market. On May 27, 2020 our Company, through RF Grocery, entered into an assignment of Purchase and Sale Agreement, as amended, to acquire Fresh Thyme Farmers Market. The contract purchase price for Fresh Thyme Farmers Market was $8,050,000, and total acquisition cost was $8,214,213 including financing fees paid to the lender and other closing costs. Of the total acquisition cost, $5,190,000 was funded by a first mortgage loan secured by Fresh Thyme Farmers Market. Our company funded $1,824,213 of the total purchase price with proceeds raised from the offering of Bonds through a capital contribution to RF Grocery. The remaining $1,200,000 of the total purchase price was funded through an investment by Garo Kholamian through the Garo Kholamian Revocable Trust (the “Preferred Member”), which received preferred equity in RF Grocery in exchange for the investment. On December 17, 2020, RF Grocery redeemed and retired 100% of the Preferred Member's equity for $1,308,000, constituting a total return of approximately 9% for the Preferred Member, comprised of a 6% minimum preferred return and a 3% capital premium in addition to the return of the Preferred Member's contributed capital. RF Grocery's operating agreement was amended following the redemption, and the company became the sole member of RF Grocery.

On July 23, 2021, pursuant to a Contribution Agreement, dated as of June 25, 2021 (the "Contribution Agreement"), the Company, through RF Grocery, a wholly owned subsidiary of the Company, contributed its fee simple interest in the Fresh Thyme Farmers Market property located at 7501 West North Avenue in River Forest, IL to GK DST - River Forest Grocery (the "Trust"), in exchange for 100% of the initial beneficial interests in the Trust (the "Unsold Interests") for an aggregate value for Fresh Thyme Farmers Market of $10,778,490 (the "Transaction Value"). The Transaction Value was comprised of an equity portion of $5,588,490 (the "Equity Value"), which represents the Company's capital contribution to the Trust, in addition to the principal of the loan secured by Property in the amount of $5,190,000 which was assumed by the Trust. The Trust extended the term of the mortgage loan to July 10, 2028 in connection with its assumption of the loan, among other things, pursuant to that certain Loan Modification Agreement and Amended and Restated Note, each dated as of July 21, 2021. The Company recognized a gain of $2,299,522 related to the sale of Fresh Thyme Farmers Market in exchange for beneficial interests in the Trust.

The Trust received additional capital equal to the Equity Value, in addition to other fees and expenses incurred by the Trust, in order to redeem the Unsold Interests held by the Company. Pursuant to the terms of the Trust Agreement of the Trust, dated as of June 10, 2021 (the “Trust Agreement”), each sale of the Unsold Interests will reduce the Company’s ownership in the Trust by a proportionate amount, and the proceeds from the Trust’s capital raise will be used by the signatory trustee of the Trust, in part, to redeem the beneficial interests held by the Company. The Company will remain a beneficial interest holder of the Trust and be bound by the terms of the Trust Agreement until the Trust redeems all of the Unsold Interests held by the Company. As of December 31, 2025, the Trust has redeemed 100.00% of the Unsold Interests and the Company no longer owns any interest in RF Grocery.

Ridgmar Loan

The Company entered into a senior secured participatory mortgage loan (“Note 1”) effective July 30, 2021, in favor of GK Preferred Income II (Ridgmar), LLC ("GKPI II") and 1551 Kingsbury Partners SPE, LLC ("Kingsbury" and, together with GKPI II, the "Ridgmar Borrowers") (the “Ridgmar Loan”). The Company and the Ridgmar Borrowers are affiliates of one another, and the Ridgmar Loan is a related party transaction. GK Development, Inc. ("GK Real Estate") is the manager of the Company and the Ridgmar Borrowers. Mr. Garo Kholamian is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Ridgmar Borrowers. Mr. Garo Kholamian has a direct and material interest in the transaction described above.

Pursuant to the terms of the Note 1, the Company initially advanced $3,500,000 to the Ridgmar Borrowers for a term of three (3) months, originally maturing on October 31, 2021. Note 1 is collateralized by a senior security interest on the rental property, Ridgmar Mall. On October 15, 2021, the Company advanced an additional $200,000 to the Ridgmar Borrowers and simultaneously extended the maturity of Note 1 until November 30, 2021. On December 1, 2021, the Company advanced an additional $2,500,000 to the Ridgmar Borrowers increasing the balance of the Note to $6,200,000 and extended the maturity of Note 1 until December 31, 2021. The note bore interest at 20% per annum, payable 12% monthly and 8% deferred and due upon maturity of the note.

On January 1, 2022, the Company was repaid $100,000 of the outstanding principal balance of Note 1 and further extended the maturity of Note 1 until December 31, 2022, when remaining principal and any accrued and unpaid interest is due in full. The interest rate was reduced to 8% per annum, with principal being repaid during the term of the extension based on a 25-year amortization rate. On September 1, 2022, the Note 1 maturity was further extended until December 31, 2023.

On December 31, 2023, the Note 1 maturity was further extended until December 31, 2024. Note 1 bears interest at 12.22% paid currently until maturity. The current rate was charged retroactively to January 1, 2022.

During the year ended December 31, 2024, the Company advanced an additional $625,000 proceeds to the Ridgmar Borrowers and also received $44,438 in repayments from the Ridgmar Borrowers. As of December 31, 2024, the Note 1 balance was $6,816,729. On December 31, 2024, the Note 1 maturity was further extended until December 31, 2025.

During the year ended December 31, 2025, the Company advanced an additional $125,000 proceeds to the Ridgmar Borrowers and also received $55,045 in repayments from the Ridgmar Borrowers. As of December 31, 2025, the Note 1 balance was $6,886,685, which does not include $769,350 of accretive interest which is due at maturity. On January 1, 2026, the Note 1 maturity was further extended until December 31, 2026.

Interest income for the year ended December 31, 2025 was $1,239,768, which includes $523,956 of interest receivable as of December 31, 2025.

In the case of any event of default under Note 1, the Company will be entitled to an additional five percent (5%) interest on Note 1 until such event of default is cured. Note 1 is secured by a first priority lien on the Ridgmar Borrowers' commercial property, the Ridgmar regional mall ("Ridgmar Mall") located in Ft. Worth, Texas.

Concurrently with the original making of Note 1, GK Investment Holdings, LLC ("GKIH") and GK Secured Income V, LLC ("GKSI V") loaned $3,700,000 (subsequently reduced to $1,100,000) and $750,000, respectively, to the Ridgmar Borrowers on terms substantially similar to the terms of Note 1 for an aggregate loan amount of $7,950,000 (the "Aggregate Ridgmar Loan"). On July 30, 2021, the Company entered into an intercreditor agreement (the "Intercreditor Agreement"), dated as of July 30, 2021, by and among the Company, GKIH and GKSI V (collectively, the "Lenders") in order to establish and acknowledge the pari passu ranking of the Lenders' respective loans to the Ridgmar Borrowers and certain other matters. Pursuant to the terms of the Intercreditor Agreement, the Lenders acknowledge that the security interest held by each of the Lenders ranks equally and ratably without priority over one another and that any and all payments under the respective loans as between all Lenders will be paid equally and ratably. The Intercreditor Agreement has been subsequently amended to reflect the changes in Note 1.

As previously disclosed, the Ridgmar Borrowers acquired Ridgmar Mall as tenants in common in 2013. As a result of the continued decline of retail sales and consumer traffic at regional malls, the value of Ridgmar Mall was subsequently impaired, and ultimately the Borrowers’ senior secured lender and mezzanine lender (together, the “Prior Lenders”) foreclosed on the property. The Prior Lenders offered the Borrowers a discounted payoff of $7,950,000 to retire the existing debt on Ridgmar Mall, comprised of a $26,600,000 CMBS mortgage loan and a $10,000,000 mezzanine loan. On July 30, 2021, the Ridgmar Borrowers used the proceeds of the Aggregate Loan to fund the discounted payoff paid to the Prior Lenders. The Ridgmar Borrowers intend to repay Note 1 and corresponding GKIH and GKSI V loans with proceeds of future capital raises.

The Company, the Ridgmar Borrowers, GKIH and GKSI V are each affiliates of one another, and Note 1 and each of the GKIH and GKSI V loans are related party transactions. GK Development, Inc. ("GK Real Estate") is the manager of each of the Company, the Ridgmar Borrowers, GKIH and GKSI V. Mr. Garo Kholamian is the sole director and shareholder of GK Real Estate and effectively manages the Company, the Ridgmar Borrowers, GKIH and GKSI V. Mr. Garo Kholamian has a direct and material interest in the transactions described above.

The Ridgmar Loan was paid in full, including all principal ($6,883,050), accrued current interest ($10,270) and accretive interest due ($769,350), on January 30, 2026.

Station Plaza Loan

The Company has entered into a note receivable and loan agreement (“Note 2”) effective January 10, 2024, in favor of Station Plaza Self-Storage, LLC (“Station Plaza”) (the “Station Plaza Loan”). The Company and Station Plaza are affiliates of one another, and as such, Note 2 is a related party transaction. GK Development, Inc. (“GK Real Estate”) is the manager of the Company and Station Plaza. Mr. Garo Kholamian is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrower. Mr. Garo Kholamian has a direct and material interest in the transaction described above.

Pursuant to the terms of Note 2, the Company advanced $2,000,000 to Station Plaza for a term of twelve (12) months, maturing on December 31, 2024. Note 2 is secured by a certain Collateral Assignment, Pledge and Security Agreement with Station Plaza. The interest rate is 12.22% per annum and is non-amortizing with only interest due on a monthly basis. The entire principal and any accrued interest are due at maturity. On December 31, 2024, the Note 2 maturity was further extended until December 31, 2025.

In the case of any event of default under Note 2, the Company will be entitled to an additional five percent (5%) interest on Note 2 until such event of default is cured.

On May 1, 2025, the Note 2 balance of $2,000,000 was converted into a 37.21% preferred equity investment with SPSS Developer, LLC (“SPSS Developer”), the parent company of the original borrower, Station Plaza Self-Storage LLC (the “Preferred Equity Conversion”). SPSS Developer and the Company are affiliates of one another, and as such, they are related parties. The preferred equity position requires SPSS Developer to pay a 12.22% preferred capital return to the Company.

Interest income for the year ended December 31, 2025 was $81,467, including $0 of which was unpaid and is included in interest receivable as of December 31, 2025.

DeMarcay Development Mezz Loan

The Company has entered into a note receivable and non-revolving Line of Credit loan agreement (“Note 3”) effective April 29, 2024, in favor of DeMarcay Development Mezz Partners, LLC (“DeMarcay”) (the “DeMarcay Loan”). The Company and DeMarcay are affiliates of one another, and as such, Note 3 is a related party transaction. GK Development, Inc. (“GK Real Estate”) is the manager of the Company and DeMarcay. Mr. Garo Kholamian is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrower. Mr. Garo Kholamian has a direct and material interest in the transaction described above.

Pursuant to the terms of Note 3, the Company advanced $523,774 to DeMarcay for a term of eighteen (18) months, maturing on December 31, 2025. Note 3 is unsecured. The interest rate is 12.22% per annum and is non-amortizing with only interest due on a monthly basis. The entire principal and any accrued interest are due at maturity.

In the case of any event of default under Note 3, the Company will be entitled to an additional five percent (5%) interest on Note 3 until such event of default is cured.

Interest income for the year ended December 31, 2025 was $64,894, including $5,512 of which was unpaid and is included in interest receivable as of December 31, 2025.

On January 1, 2026, the Note 3 maturity was extended until December 31, 2026.

GK Festival Loan

The Company has entered into a note receivable and loan agreement (“Note 4”) effective May 8, 2024, in favor of GK Festival, LLC (“Festival”) (the “GK Festival Loan”). The Company and Festival are affiliates of one another, and as such, Note 4 is a related party transaction. GK Development, Inc. (“GK Real Estate”) is the manager of the Company and the Borrower. Mr. Garo Kholamian is the sole director and shareholder of GK Real Estate and effectively manages the Company and the Borrower. Mr. Garo Kholamian has a direct and material interest in the transaction described above.

Pursuant to the terms of Note 4, the Company initially advanced $3,751,000 to Festival for a term of twenty-one months (21) months, maturing on June 30, 2026. Note 4 is secured by a certain Mortgage and Security Agreement with Festival. The interest rate is 12.22% per annum and is non-amortizing with only interest due on a monthly basis. The entire principal and any accrued interest are due at maturity. The Company advanced an additional $25,000 on December 11, 2024, to Festival. The total amount the Company advanced to Festival of $3,776,000 is represented in a substitute promissory note dated December 11, 2024.

On February 21, 2025, Festival refinanced its rental property and paid down $2,800,000 of the principal amount owed to the Company for Note 4. The outstanding balance of Note 4 was reduced to $976,000.

In the case of any event of default under Note 4, the Company will be entitled to an additional five percent (5%) interest on Note 4 until such event of default is cured.

Interest income for the year ended December 31, 2025 was $170,211, including $10,270 of which was unpaid and is included in interest receivable as of December 31, 2025.

Investment in Rental Real Estate

As mentioned above in the Station Plaza loan description, the preferred equity investment in SPSS Developer, LLC, the parent company of Station Plaza Self Storage, LLC, of $2,000,000 requires SPSS Developer to pay a 12.22% preferred capital return to the Company. Of the aggregate preferred capital return, seven percent (7%) is paid monthly if there is available cash. The remaining portion of the preferred capital return is expected to accrue and remain unpaid until the preferred capital contribution is repaid in full.

The Company earned $164,049 in preferred capital return for the year ended December 31, 2025. As of December 31, 2025, the Company was owed unpaid preferred capital return of $80,826.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

We operate on a calendar year. Set forth below is a discussion of our operating results for 2025 and 2024, from January 1, 2025 to December 31, 2025 and January 1, 2024 to December 31, 2024, respectively.

As of December 31, 2025, our assets consisted of: (i) the investment in SPSS Developer, LLC, the parent company of Station Plaza Self-Storage; (ii) the Ridgmar Loan; (iii) the DeMarcay Loan; (iv) the GK Festival Loan and (v) cash and cash equivalents.

For the year ended December 31, 2025, we had no revenues from operations. Operating costs for the same period, excluding interest expense of $1,479,760, amounted to $95,038. This resulted in an operating loss of $95,038. Net income for the year amounted to $190,410 after taking into account $164,049 of preferred return income from the investment in SPSS Developer, LLC, $10,071 of investment income from our ownership of beneficial interests in the Trust, $1,587,699 in interest income from the various Loans and interest earned on short term investments, such as US Treasuries, bank Certificates of Deposits and general money market interest, and lastly $3,389 in miscellaneous income. The Company incurred $1,479,760 in interest expense due to its bondholders and an affiliated lender GK Preferred Income I (Lakeview Square), LLC.

For the year ended December 31, 2024, we had no revenues from operations. Operating costs for the same period, excluding interest expense of $1,797,036, amounted to $116,830. This resulted in an operating loss of $116,830. Net loss for the year amounted to $404,244 after taking into account $75,613 of investment income from our ownership of beneficial interests in the Trust, and $1,462,675 in interest income from the various Loans and interest earned on short term investments, such as US Treasuries, bank Certificates of Deposits and general money market interest. The Company also recognized $28,666 in income tax expense. The Company incurred $1,797,036 in interest expense due to its bondholders.

Liquidity and Capital Resources

As of December 31, 2025, we had cash and cash equivalents on hand of $249,129 and restricted cash (funded reserves) of $136,888. The funded reserves are comprised of a bond service reserve of $136,888, which is required pursuant to the Indenture which required that 7% of the gross proceeds from the offering be placed into a reserve account held by the bond trustee for the purpose of paying our bond service obligations.

As of December 31, 2025 we had sold $16,538,000 in gross proceeds of our Bonds, of which $10,793,000 was outstanding. We retired $5,374,000 of our bonds during the year ended December 31, 2025. The Company targets asset dispositions to meet our obligations at maturity. Until our Bonds mature, our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans, and securities we acquire, improvement costs, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our bond service obligations. Generally, we will fund our acquisitions from the net proceeds of our offering of the Bonds. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash.

We expect to use debt financing as a source of capital. We have no limits on the amount of leverage we may employ; however, senior property debt is generally expected to be approximately 65% of the cost of our investments.

Going Concern and Bond Maturity Considerations

Our independent registered public accounting firm has included an explanatory paragraph in its audit report regarding substantial doubt about our ability to continue as a going concern. As of December 31, 2025, we did not have sufficient working capital to repay our remaining Series D and Series E Bonds in full upon their respective maturities. Series D Bonds totaling $4,575,000 mature on August 31, 2026, and Series E Bonds totaling $1,988,000 mature on February 28, 2027.

Management’s plan to address these liquidity concerns involves the liquidation of our assets, including the collection of our notes receivable and the disposition of our investment in SPSS Developer, LLC. However, there can be no assurance that these efforts will be successful or that we will be able to generate sufficient proceeds to satisfy our bond obligations when due. If we are unable to meet our bond obligations at maturity, bondholders may not receive full repayment of principal and accrued interest, and we may be required to seek additional financing, restructure our obligations, or pursue other alternatives, including potential bankruptcy proceedings.

We anticipate that adequate cash will be generated from interest earned on our notes receivable to fund our operating and administrative expenses, and all continuing debt service obligations, including the Bond service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our investments are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow from operations. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of the debt service reserve. Moreover, our manager may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any source of financing, other than the proceeds of this offering and the sale of beneficial interests in the Trust, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Related Party Concentration Risk

As of December 31, 2025, all of our notes receivable and our investment in rental real estate are with entities affiliated with our Manager, GK Development, Inc., and its principal, Mr. Garo Kholamian. This concentration of assets with related parties creates certain risks, including: (i) potential conflicts of interest in the negotiation and enforcement of loan terms, including extensions and modifications; (ii) the possibility that our Manager may prioritize the interests of the affiliated borrowers over the interests of bondholders; (iii) reduced diversification, as the performance of our entire loan portfolio is dependent on the success of affiliated entities managed by the same individuals; and (iv) limited recourse in the event of default, as enforcement actions against affiliates may be subject to conflicts or practical limitations. The interest rates on our related party loans are set at 12.22% per annum, which we believe to be consistent with market rates for similar loans; however, these loans have been extended multiple times, and certain borrowers have experienced financial difficulties.

On January 11, 2026, the Note 3 with DeMarcay was extended until December 31, 2026.

On January 30, 2026, the Note 1 with the Ridgmar Mall borrowers paid in full, including principal of $6,883,050, accrued current interest of $10,270, and accretive interest due of $769,350.

Series C of the Bonds issued and payable were maturing on February 28, 2026. On February 26, 2026, the Company redeemed the Series C Bondholders for a total amount of $4,446,437. The redemption amount paid included $4,230,000 of Bond principal, current interest due of $10,692 and accrued interest due of $205,745.

Trend Information

The recent rise in interest rates, resulting at least in part from measures taken to combat inflation, has adversely affected our ability to acquire & dispose of our retail real properties, and may continue to do so in the future. While interest rates have begun to decrease from their recent highs, the interest rate environment remains uncertain and may continue to impact real estate valuations and transaction activity.

Item 3. Directors and Officers

The following table sets forth information on the directors and executive officers of GK Real Estate. Our company is managed by GK Real Estate, its sole manager. Consequently, our company does not have its own separate directors or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Garo Kholamian	67	President and Sole Director	1995
Sherry Mast	58	Principal - Asset Management	1997
Steven Higdon	60	Chief Financial Officer	2020

Executive Officers

Set forth below is biographical information for GK Real Estate's executive officers.

Garo Kholamian, age 67, is the President, sole Director and sole shareholder of GK Real Estate. Since the formation of GK Real Estate in 1994, Mr. Kholamian and his affiliates have acquired and developed over 120 million square feet of commercial property including apartments, office, and commercial rental property. Prior to forming GK Real Estate, Mr. Kholamian was Senior Vice President of Development for Homart Development Co., the real estate development arm of Sears Roebuck, specializing in regional shopping malls, power centers, and office buildings. At Homart, Mr. Kholamian was responsible for site selection, negotiation and project development and management of Homart's community shopping centers, including over 2.2 million square feet of commercial rental space in the Midwest and Florida. Before managing the development of these centers, Mr. Kholamian assisted in the development of 1.5 million square feet of regional malls and 1.1 million square feet of office space throughout the U.S. for Homart. Mr. Kholamian received his Master's Degree in Business Management from Loyola University of Chicago in 1985 and his Bachelor's Degree in Architecture from the Illinois Institute of Technology in 1981. He is a member of the International Council of Shopping Centers and a licensed real estate broker in Illinois.

Sherry Mast, age 58, is the Principal - Asset Management at GK Real Estate. Ms. Mast joined GK Real Estate in 1997 and, prior to taking over asset management, established leasing, property management and financial procedures and systems for GK Real Estate. Ms. Mast is responsible for asset managing the company's entire portfolio and also manages the day-to-day leasing activity, including outside broker relationships. Prior to joining GK Real Estate, Ms. Mast was Marketing Manager for Karp's, a nationally recognized bakery supply company. There she was responsible for new product development, creating bakery supply solutions for national retailers. From joining that company in 1992, Ms. Mast was involved in the creation of new products and worked closely with national clients, including Starbucks Coffee, Wal-Mart, Dominick's Finer Foods, and American Superstores. Prior to joining Karp's, Ms. Mast was Quality Assurance Associate for Hyatt Hotel Corporation from 1989 through 1992. There she assisted in improving customer relations and maintaining Hyatt's industry-leading service standards. Ms. Mast received her Bachelor's Degree in Corporate Communications from Northern Illinois University. She is a member of the International Council of Shopping Centers and is a registered real estate salesperson in Illinois.

Steve Higdon, age 60, is the Senior Vice-President of Accounting and Finance (Chief Financial Officer) at GK Real Estate. He has been with GK Real Estate since December 2020. With more than 35 years in corporate finance, capital markets, investment banking, and accounting, Steve leads GK Real Estate’s financial planning, treasury management, internal controls, risk management, and financial reporting. He oversees the accounting and finance teams, acts as the company’s financial spokesperson, and is deeply involved in real estate development, acquisitions, fund administration, and audits. Previously, Steve was CFO at Aegis Asset Management, guiding strategy for a $2B nationwide real estate portfolio. Prior to joining Aegis, Steve was the co-owner/CFO at Bradford Allen, where he led major investment and debt placements for a $1B real estate investment firm. In his capacity at Bradford Allen, he was the lead financial executive in the underwriting of over $200MM in equity placed for 1.5 million sf of commercial/retail and multi-family space in various cities across the United States. He developed the Acquisitions and the Investment/Asset Mgmt. teams to purchase assets and analyze the market dynamics to maximize returns for Investors. Steve holds Bachelor’s degrees in Accounting and Finance from Illinois State University. Steve earned his license as a Certified Public Accountant in 1988, but is currently non-practicing.

Director and Executive Compensation

Our Company does not have executives. It is operated by a sole manager, GK Real Estate. Garo Kholamian is the sole shareholder and director of GK Real Estate. We will not reimburse our manager for any portion of the salaries and benefits to be paid to its executive officers named in "Directors and Officers."

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of December 31, 2025, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Security Ownership of Certain Beneficial Owners (5% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A	Garo Kholamian(1)(2)	100% Membership Interest	77%

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A	Management(2)(3)	100% Membership Interest	100%

(1)	Garo Kholamian individually holds 40% and a related party of Garo Kholamian holds 37%.

(2)	Address is: 257 East Main Street, Suite 200, Barrington, IL 60010.

(3)	Certain other employees of GK Real Estate, the Company's manager, collectively hold 23% of the Company's Class A Membership Interests. Includes Mr. Garo Kholamian’s ownership of Class A securities.

We may provide incentive grants of economic profit interest of our Company to employees of GK Real Estate or an affiliate in the future. The time, manner, and terms of any such grants, which will be subject to the sole discretion of GK Real Estate as our manager, have not been determined as of the date of this report.

Item 5. Interest of Management and Others in Certain Transactions

GK Real Estate, our company's manager, or its affiliates will be responsible for all aspects of the management of our company's assets. Through this management, GK Real Estate or its affiliates will be entitled to the fees enumerated below:

Acquisition Fees. GK Real Estate will be entitled to 2% of the purchase price of each property purchased from non-affiliated, third -party sellers for identifying, reviewing, evaluating, investing in, and the purchase of real property acquisitions. These acquisition fees are payable by our company regardless of whether the property ever generates positive cash flow.

Property Management Services Fee. Each property owned by our company will be managed by a property manager, which may be GK Real Estate or an affiliate of GK Real Estate. For its services, the property manager will be paid property management fees, leasing compensation, and other compensation, provided that property management fees for any property may not exceed 5% of annual gross revenues from that property. The property management fees will be paid in arrears on a monthly basis. The property management fees are payable by our company regardless of whether the property ever generates positive cash flow.

Disposition Fees. GK Real Estate will receive 2% of the gross sale price from the disposition of each property by our company. These disposition fees are payable by our company regardless of whether the investment is sold at a gain or a loss.

Asset Management Fees. Each property owned by our company in our future portfolio will be managed by GK Real Estate. For its services, GK Real Estate will be entitled to an asset management fee equal to 1% of the appraisal value of real properties acquired by the company or its subsidiaries or pro rata portion of such value if a company subsidiary is not wholly-owned. No asset management fees will be earned on undeployed cash. The asset management fees will be paid in arrears on a monthly basis. The asset management fees are payable by our company regardless of whether the asset ever generates positive cash flow.

Financing Fees. GK Real Estate will be entitled to 2% of the principal amount of any financing in conjunction with the purchase or refinance of an asset. These financing fees are payable by our company regardless of whether the asset generates positive cash flow.

Other Fees. GK Real Estate may be entitled to certain additional, reasonable fees in association with other activities imperative to the operations of our company. Such activities include, but are not limited to, property leasing, property development, and loan guarantees. GK Real Estate will endeavor to determine such fees based upon benchmark market rates.

With respect to related parties, amounts incurred in 2025 and 2024 consisted of the following:

2025
GK Real Estate.
Disposition fee (2% of the net sales price)	$0
Property Management service fees (5% of gross collections)	$0
Asset Management fees (1% of the appraised value of the rental property)	$0
Reimbursed expenses	$21,151
Promotional Fees from sale of Bonds (2.5% of proceeds) - capitalized	$0

2024
GK Real Estate.
Acquisition fee (2% of the purchase price) - capitalized	$0
Property Management service fees (5% of gross collections)	$0
Asset Management fees (1% of the appraised value of the rental property)	$0
Reimbursed expenses	$25,516
Promotional Fees from sale of Bonds (2.5% of proceeds) - capitalized	$0

The description of the transactions involving our manager, affiliates and subsidiaries described in Item 1. Business, including the Ridgmar Loan, the Station Plaza Loan, the DeMarcay Loan, the GK Festival Loan, and the Preferred Equity Conversion are hereby incorporated by reference in this Item 5. Interest of Management and Others in Certain Transactions.

Item 7. Financial Statements

GK Investment Property Holdings II, LLC

(a Delaware limited liability company)

Consolidated Financial Statements

December 31, 2025 and 2024

GK Investment Property Holdings II, LLC

Table of Contents

December 31, 2025 and 2024

GK Investment Property Holdings II, LLC

Report of Independent Registered Public Accounting Firm

To the Members

GK Investment Property Holdings II, LLC

Barrington, Illinois

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GK Investment Property Holdings II, LLC and its Subsidiary (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company does not have sufficient working capital to repay its remaining Series D and E Bonds in full totaling $4,575,000 and $1,988,000, respectively upon maturity, which is within one year from the date of issuance of the consolidated financial statements. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are further described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2019.

Richmond, Virginia

June 12, 2026

GK Investment Property Holdings II, LLC

Consolidated Balance Sheets

December 31, 2025 and 2024

	2025	2024
ASSETS
Cash and cash equivalents	$249,129	$1,122,619
Other assets	63,884	5,578
Accrued investment income	80,826	-
Interest receivable	539,738	204,124
Investment in beneficial interests in Delaware statutory trust	-	754,047
Investment in rental real estate property	2,000,000	-
Notes receivable	8,386,458	13,116,503
Restricted cash - funded reserves	136,888	136,888

Total assets	$11,456,923	$15,339,759

LIABILITIES AND MEMBERS' DEFICIT

LIABILITIES
Bonds payable - net	$10,612,148	$15,574,634
Note payable	1,023,000	-
Accrued interest	505,851	639,861
Other accrued liabilities	250	-
Other liabilities	74,593	74,593

Total liabilities	12,215,842	16,289,088

MEMBERS' DEFICIT
Members' deficit	(758,919)	(949,329)

Total liabilities and members' deficit	$11,456,923	$15,339,759

See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

Consolidated Statements of Operations

Years Ended December 31, 2025 and 2024

	2025	2024
Rental Revenue	$-	$-

Operating Expenses
Operating expenses	24,990	25,201
Professional fees	70,048	91,629
	95,038	116,830

Operating Loss	(95,038)	(116,830)

Other (Expense) and Income
Interest expense	(1,479,760)	(1,797,036)
Interest income	1,587,699	1,462,675
Miscellaneous income	3,389	-
Income tax expense	-	(28,666)
Income from investment in rental real estate property	164,049	-
Investment income from beneficial interests in Delaware statutory trust	10,071	75,613
	285,448	(287,414)

Consolidated Net Income (Loss)	$190,410	$(404,244)

See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

Consolidated Statements of Members' Deficit

Years Ended December 31, 2025 and 2024

	2025	2024
Balance - Beginning of Year	$(949,329)	$(545,085)

Consolidated Net Income (Loss)	190,410	(404,244)

Balance - End of Year	$(758,919)	$(949,329)

See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2025 and 2024

	2025	2024
Cash Flows from Operating Activities

Consolidated Net Income (Loss)	$190,410	$(404,244)
Adjustments to reconcile consolidated Net Income (Loss) to net cash flows from operating activities:
Amortization of bond issuance costs and bond discount	411,514	503,664
Changes in:
Interest receivable	(335,614)	(71,688)
Other assets	5,578	1,264
Accrued investment income	(80,826)	-
Accrued interest payable	(134,010)	161,683
Other accrued liabilities	250	-
Other liabilities	-	(5,000)

Net cash flows from operating activities	57,302	185,679

Cash Flows from Investing Activities
Issuance of notes receivable	(125,000)	(6,924,774)
Payments of notes receivable	2,855,045	44,438
Redemptions of beneficial interests in Delaware statutory trust	690,163	795,162

Net cash flows from investing activities	3,420,208	(6,085,174)

See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2025 and 2024

	(Continued)	(Continued)
	2025	2024
Cash Flows from Financing Activities
Proceeds from notes payable	$1,023,000	$-
Redemption of bonds payable	(5,374,000)	-

Net cash flows from financing activities	(4,351,000)	-

Net decrease in Cash and restricted cash	(873,490)	(5,899,495)

Cash and restricted cash - Beginning of year	1,259,507	7,159,002

Cash and restricted cash - End of year	$386,017	$1,259,507

Classification of Cash and Restricted Cash
Cash	$249,129	$1,122,619
Restricted cash - funded reserves	136,888	136,888
Total Cash and restricted cash	$386,017	$1,259,507

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,202,256	$1,131,690

Supplemental disclosure of non-cash financing and investing activity:

Redemption of beneficial interests in Delaware statutory trust	$63,884	$96,931

Conversion of note receivable to investment in real estate	$2,000,000	$-

See Notes to Consolidated Financial Statements

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies

Description of Business – GK Investment Property Holdings II, LLC, (“GKIPH II” and/or the “Company”), was formed on July 11, 2019 with the intent to acquire and lend on existing income producing commercial properties for the purpose of financing, holding and operating such properties, and if the need arises, to redevelop the properties for an alternative use other than intended when originally acquired. However, GKIPH II is permitted to transact in any lawful business in addition to that stated above. GKIPH II anticipates funding loans and acquisitions in part, by offering investors the opportunity to purchase up to a maximum of $50,000,000 of bonds (the Bonds). The company has sold $16,538,000 in Bonds and has redeemed $5,745,000 and $371,000 of Bonds as of December 31, 2025 and 2024, respectively. The Company has $10,793,000 and $16,167,000 in Bonds outstanding as of December 31, 2025 and 2024, respectively. The Bonds are unsecured indebtedness of GKIPH II.

The Company has one class of units, Class A units. Nine individuals, or Class A Members, hold all of the Class A Units or 100% ownership interest in the Company. The members of the Company have limited liability. Pursuant to the terms of the Limited Liability Company Operating Agreement (the “Agreement”), the Company will exist in perpetuity unless terminated as defined in the Agreement. The Company is managed by GK Development, Inc. (the “Manager” and “Sponsor of the bonds”), an affiliate under common control of the members of GKIPH II.

On May 12, 2020, the Company formed RF Grocery, LLC, an Illinois limited liability company, for the purpose of acquiring real property located in 7501 North Avenue, River Forest, Illinois (the “Property”).

The Company owns 100% of the “Ordinary” Member Class interests, and an individual related to the Manager owns 100% of the “Preferred” Member Class interests, as defined in the Operating Agreement of RF Grocery, LLC. The Preferred Member interests are entitled to a cumulative return equal to 12% per annum and is entitled, at the Preferred Member’s direction, prior to any distributions to the Ordinary Member, to have a preferred return of their original capital contribution. On December 10, 2020, the Preferred Member’s interest was redeemed, and a cumulative preferred return was paid in the amount of $108,000.

On June 25, 2021, RF Grocery, LLC, agreed to sell the Property at arms-length to a Delaware Statutory Trust (the “Trust”) in exchange for 100% of the initial beneficial interests of the Trust. On July 21, 2021, the Property was sold to the Trust at an aggregate value of $10,778,490 (the “Transaction Value”). The Transaction Value is comprised of an equity portion of $5,588,490, which represents RF Grocery’s capital contribution to the Trust, in addition to the assumed Loan principal of $5,190,000. River Forest Grocery – GK Services LLC, which is 100% owned by the Manager, serves as the Trustee of the Trust.  While the Trustee manages the Trust’s operations, the Trustee’s control is governed and limited by the Trust’s operating agreement and trust agreement.  The Company does not have a controlling financial interest in the Trust, nor does it have the power to direct the activities of the Trust.

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Pursuant to the terms of the trust agreement of the Trust, dated as of June 10, 2021 (the “Trust Agreement”), each sale of the Unsold Interests will reduce the Company’s ownership in the Trust by a proportionate amount, and the proceeds from the Trust’s capital raise will be used by the signatory trustee of the Trust, in part, to redeem the beneficial interests held by the Company. The Company will remain a beneficial interest holder of the Trust and be bound by the terms of the Trust Agreement until the Trust redeems all of the Unsold Interests held by the Company. As a beneficial interest holder of the Trust, the Company is a passive owner of the Property without the power to direct the Trust in any way.

Allocation of Profits and Losses - Profits or losses from operations of the Company are allocated to the members of GKIPH II in their ownership percentages. Gains and losses from the sale, exchange, or other disposition of Company property are allocated to the members of GKIPH II in their ownership percentages.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant material intercompany accounts and transactions have been eliminated in the consolidation. A variable interest entity (“VIE”) is an entity in which a controlling financial interest may be achieved through arrangements that do not involve voting interests. The Company has identified several VIEs, but it determined that the Company did not need to consolidate the VIEs for purposes of financial reporting. The Company is not the primary beneficiary of the VIEs nor does it have significant influence through voting or similar rights to direct operations of the VIEs.

Basis of Accounting- The Company maintains its accounting records and prepares its consolidated financial statements on an accrual basis, which is in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Classification of Assets and Liabilities- The financial affairs of the Company generally do not involve a business cycle since the realization of assets and the liquidation of liabilities are usually dependent on the Company’s circumstances. Accordingly, the classification of current assets and current liabilities is not considered appropriate and has been omitted from the consolidated balance sheets.

Estimates- The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - Our financial instruments consist of cash, funded reserves, note receivable and bonds payable. The carrying values of cash and funded reserves approximate their fair value due to their short-term maturities. The note receivable carrying value approximates the face value of the loans and any accretive interest earned to date. The carrying value of the bonds payable approximates their fair value based on interest rates currently obtainable.

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents- For purposes of reporting cash flows, all highly liquid investments with a purchased maturity of three months or less are considered to be cash equivalents. The Company maintains cash and restricted cash balances in federally insured financial institutions that, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000. The Company believes that they are not exposed to any significant credit risk on its cash and restricted cash. As of December 31, 2025 and 2024, the Company had cash balances that exceeded the FDIC limits by $0 and $44,165, respectively.

Restricted Cash – Funded Reserves - Funded reserves consist of bond service reserves to be maintained under the bond indenture agreement for a period of twelve months commencing from the first bond closing date of each bond series.

Investment in beneficial interests in Delaware statutory trust – Investment transactions are accounted for on the trade date. Investment income is recorded by the Company on an accrual basis factoring in the Company’s percent ownership of the beneficial interest in the Trust. The Investment income is calculated monthly based on the rent received by the Trust net of (i) any reserves, and (ii) payment of expenses and fees incurred by the Trust during that month on a cash basis. This method of investment income recognition approximates to the effective yield to be expected maturity utilizing assumed cash flows in accordance with Accounting Standards Codification (“ASC”) ASC 325-40-35, Beneficial Interests in Securitized Financial Assets (“ASC 325-40-35”) as each month’s net cash flows are expected to be consistent and comparable over the life of the investment. The Company monitors the expected cash flows from its beneficial interest investment in the Trust, including the expected principal repayments in the form of redemptions. In accordance with ASC 325-40, the investment is periodically assessed for other-than-temporary impairment (“OTTI”). If the Company determines that the investment has OTTI, the amortized cost basis of the Trust is written down as of the date of the determination based on events and information evaluated and that write-down is recognized as a realized loss. There were no such write-offs during 2025 and 2024.

Notes Receivable – Notes receivable are stated at the outstanding principal amount, net of an allowance for credit losses. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Outstanding notes accrue interest based on the terms of the respective note agreements. A note is considered delinquent when the debtor has missed defined payments. At that time, the note is placed on nonaccrual status and interest accrual ceases and does not resume until the note is no longer classified as delinquent. Delinquent notes are written off based on defined metrics used to assess delinquency and write-off amount. The notes receivable are current as of December 31, 2025 and 2024. No portion of the Note was written off during the years ended December 31, 2025 and 2024. For both years ended December 31, 2025 and 2024, the allowance for credit losses was $0.

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Impairment of Assets - The Company reviews the recoverability of long-lived assets including buildings, equipment, and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between the estimated fair value and the carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long lived assets, as well as other fair value determinations.

Investment in Rental Real Estate Property – On May 1, 2025, the Company converted their note receivable balance of $2,000,000 with Station Plaza Self-Storage, LLC into a $37.21% preferred equity investment with SPSS Developer, LLC, the parent company of the original borrower, Station Plaza Self-Storage, LLC. SPSS Developer, LLC, and the Company are affiliates of one another, and as such, they are related parties. There is no indication of impairment of investment or gains (loss) due to observable price changes for the year ended December 31,2025.

The Company has elected to measure all investments without readily determinable fair values using the measurement in Accounting Standards Update (“ASU”) 2016-01. The investment is carried at cost, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investment. The carrying value of the investment is adjusted on the date of an observable transaction. Nonmarketable investments under the measurement alternative are also assessed for impairment. Impairment indicators that are considered include, but are not limited to, (a) a significant deterioration in the earnings performance, credit rating, asset quality or business prospects of the investee, (b) a significant adverse change in the regulatory, economic or technological environment of the investment, (c) a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operate, and (d) factors that raise significant concerns about investee’s ability to continue as a going concern. When the qualitative assessment indicates that impairment exists, the investment is written down, with impairment recognized in earnings.

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Bond Issuance Costs and Bond Discounts – Bond issuance costs represent underwriting compensation and offering costs and expenses associated with selling the bonds. Bond discounts are a volume-weighted discount dependent on how many bonds are purchased. Both of these costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the bonds. Bond issuance and bond discount costs are presented on the consolidated balance sheets as a direct reduction from the carrying amount of the bond liability. Unamortized bond issue and bond discount costs will be expensed if the bonds are repaid before maturity. Amortization expense is included in interest expense on the accompanying consolidated statements of operations.

Income Taxes – The Company’s wholly owned subsidiaries are treated as disregarded entities and are treated as a component of GKIPH II for federal income tax reporting purposes. GKIPH II is treated as a partnership for federal income tax purposes and consequently, federal income taxes are not payable or provided for by the Company. The members of GKIPH II are taxed individually on their pro-rata ownership share of the Company’s earnings. The Company does pay income taxes at the state level which is included in income tax expense on the accompanying consolidated income statements for the years ended December 31, 2025 and 2024.

GAAP basis of accounting requires management to evaluate tax positions taken by the Company and to disclose a tax liability (or asset) if the Company has taken uncertain positions that more than likely than not would not be sustained upon examination by the Internal Revenue Service or other tax authorities. Management has analyzed the tax positions taken by the Company and has concluded that as of December 31, 2025 and 2024, there were no uncertain tax positions taken or expected to be taken that would require disclosure in the consolidated financial statements.

Segment Reporting – The Company indirectly invests in entities that owns, operates, develops, redevelops, and lends on primarily grocery-anchored shopping centers, street retail-based properties, and mixed-use assets. The Company has aggregated all of its investments into one reportable segment due to their similarities with regard to the nature, location and economics of the properties and operational process. The Company is managed as one reporting unit, rather than multiple reporting units, for internal reporting purposes and for internal decision-making by the Company’s management, including the chief operating decision maker (“CODM”). Therefore, the Company discloses its operating results in a single reportable segment.

Variable Interest Entity – A variable interest entity (“VIE”) is an entity in which a controlling financial interest may be achieved through arrangements that do not involve voting interest. The Company has identified the notes receivable and investment in rental real estate property as VIEs, but it was determined that the Company did not need to consolidate these VIEs for purposes of financial reporting. The Company is not the primary beneficiary of the VIEs, nor does it have significant influence through voting or similar rights to direct operations of the VIE.

GK Investment Property Holdings II, LLC

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Reporting Standards and Disclosure Requirements – The Company has adopted reporting standards and disclosure requirements as a “smaller reporting company” as defined in Rule 405 of the Securities Act, Rule 12b-2 of the Securities Exchange Act of 1934 and item 10(f) of Regulation S-K, as amended. These rules provide scaled disclosure accommodations, the purpose of which is to provide general regulatory relief to qualifying entities. For each of the accounting pronouncements that affect the Company, the Company has elected plans to elect to follow the rule that allows companies engaging in an initial Regulation A offering to follow private company implementation dates.

Previously Adopted Accounting Pronouncements - In November 2023, FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures, which requires entities to provide disclosures of significant segment expenses and other significant segment items, as well as provide in interim periods all disclosures about a reportable segment' profit or loss and assets that are currently required annually. Additionally, entities with a single reportable segment have to provide all of the disclosures required by ASC 280, including the significant segment expense disclosures. The ASU is applied retrospectively to all periods presented in the consolidated financial statements unless it is impracticable. This ASU is effective for the Company for fiscal years beginning after December 15, 2023, and for interim periods beginning after December 15, 2024, with early adoption permitted. The Company adopted this guidance in its consolidated financial statements, which includes the additional disclosures required for our single operating and reportable segment, for the years ended December 31, 2025 and 2024. See Note 11 for more information.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

GK Investment Property Holdings II, LLC

Note 2 – Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern within one year after the date the consolidated financial statements are available to be issued. The Company does not have sufficient working capital to repay its remaining Series D and E Bonds in full totaling $4,575,000 and $1,988,000, respectively upon maturity as disclosed in Note 4. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recovery and classification of recorded asset amounts or the amounts and classification of liabilities which may be necessary should the Company be unable to continue as a going concern. Management is trying to overcome this issue by liquidating its assets.

Note 3 – Restricted Cash - Funded Reserves

Funded reserves are as follows:

GK Investment Property Holdings II, LLC:

Bond service reserves: These bond service reserves (at the bond series level) are required pursuant to the Bond Indenture Agreement, which requires that 7% of the gross bond proceeds per series be placed into a reserve account held by the bond trustee. The bond service reserves may be used to pay the Company’s bond service obligations and any funds remaining in the bond service reserve on the first anniversary of each bond series closing date (February 26, 2020 through February 28, 2022, for Series A through Series E, respectively), will be released to the Company.

Restricted cash - funded reserves consisted of:

	2025	2024
Bond service reserve - Series A	$-	$-
Bond service reserve - Series B	-	-
Bond service reserve - Series C	-	-
Bond service reserve - Series D	-	-
Bond service reserve - Series E	136,888	136,888

	$136,888	$136,888

GK Investment Property Holdings II, LLC

Note 4 – Bonds Payable

On January 28, 2020, the Company submitted its initial offering of up to $50,000,000 in the aggregate of 7% unsecured bonds at a purchase price of $1,000 per bond, with a minimum purchase amount of $5,000 (the “Bonds”). The Bonds will mature on various dates ranging from February 28, 2025 to August 31, 2027. The Bonds are offered in six series, Series A, Series B, Series C, Series D, Series E and Series F, with the sole difference between the series being their respective maturity dates ranging from February 28, 2025 to February 28, 2027. As of December 31, 2025 and 2024, the Company has issued and outstanding $10,793,000 and $16,167,000 in Bonds, respectively.

Series A of the Bonds issued and payable matured on February 28, 2025. On February 27, 2025, the Company redeemed the Series A Bondholders for a total amount of $2,633,496. The redemption amount paid included $2,505,000 of Bond principal, current interest due of $6,332 and accrued interest due of $122,164.

Series B of the Bonds issued and payable matured on August 31, 2025. On September 2, 2025, the Company partially redeemed the Series B Bondholders for a total amount of $2,018,581. The partial redemption amount paid included $1,869,000 of Bond principal, current interest due of $8,926 and accrued interest due of $140,656. On September 25, 2025, the Company redeemed the remainder to the Series B Bondholders for a total amount of $1,005,556. The remaining redemption amount paid included $1,000,000 of Bond principal, current interest due of $4,862 and accrued interest due of $694.

The remaining Bonds will mature on the following dates with the following amount;

Bonds maturing on 2/28/2026 - Series C	$4,230,000
Bonds maturing on 8/31/2026 - Series D	4,575,000
Bonds maturing on 2/28/2027 - Series E	1,988,000
$10,793,000

GK Investment Property Holdings II, LLC

Note 4 – Bonds Payable (continued)

The Bonds may be redeemed at the Company’s option, in whole or in part at any time after their issuance. If the option of early redemption is exercised, the redemption price shall equal: (i) $1,020 per Bond if redeemed on or before the third anniversary of the initial issuance of Bonds of the series being prepaid; (ii) $1,015 per Bond if redeemed after the third anniversary and on or before the fourth anniversary of the initial issuance of Bonds of the series being prepaid; and (iii) $1,010 per Bond if redeemed after the fourth anniversary of the initial issuance of Bonds of the series being prepaid. In addition, any accrued and unpaid interest on the Bonds to be redeemed up to but not including the redemption date, including any deferred interest payment on the Bonds to be redeemed, or the Company redemption price. The Company shall give notice of redemption not less than 30 days nor more than 60 days prior to any redemption date. Our obligation to redeem Bonds with respect to Notices of Redemption received in any given redemption period is limited to an aggregate principal amount of the Bonds equal to 3.75% of the aggregate principal of the Bonds under the Indenture as of the close of business on the last business day of the preceding redemption period. See Note 6 for specific amounts payable to the Manager, a related party, as sponsor of the Bonds.

The Company offers a volume-weighted discount on the Bond’s price to the public for certain purchases of the Bonds. The company may terminate application of discount at any time in its sole discretion by filing a supplement to its Offering Circular with the SEC at least thirty (30) calendar days prior to the termination date of discount announcing such termination date. The discount ranges from three to five percent depending on the volume of the Bonds. The Bonds shall continue to be denominated in $1,000 increments. Any discounts applied will reduce net proceeds to the Company. In the event of death or disability of a bondholder, all, or a portion (consisting of at least 50%), of the Bonds beneficially held by a bondholder may be submitted to the Company for repurchase at any time in accordance with the procedures outlined by the Company, which may be subject to conditions and limitations. If the repurchase is being made from the original purchaser of a Bond(s), the repurchase price will equal the price paid per Bond. The repurchase amount for the Bonds for all other persons will equal $1,000 per Bond being repurchased. Our obligation to repurchase Bonds and the cash available for the death and disability Redemption are subject to certain conditions and limitations.

The Indenture Trust Agreement places certain financial covenants on the Company. Beside the Bond service reserves for series B, C, D & E being met (Note 3 – Restricted Cash – Funded Reserves), the Company must also maintain and Equity-Bond Ratio whereas the property equity values, Face amount of notes receivable and cash balances in total must be at or greater than 70% of the outstanding Bonds payable. The Company must also maintain cash balances in an amount not less than 120% of the forward-looking 3-month Bond payment amounts. The Company was in compliance with the Bond covenants for the years ending December 31, 2025 and 2024.

GK Investment Property Holdings II, LLC

Note 4 – Bonds Payable (continued)

Bonds payable are summarized as follows:

	2025	2024
Bonds Payable	$10,793,000	$16,167,000

	Basis of Amortization
	Straight-line
Bond issuance costs	over	$1,758,593	$1,758,593
Bond discount	bond terms	687,360	687,360
Subtotal		2,445,953	2,445,953

Less: Accumulated amortization		2,265,101	1,853,587

Deferred bond issuance costs - net		180,852	592,366

Bonds payable - net		$10,612,148	$15,574,634

Total amortization expense of bond issuance costs and bond discount charged to operations amounted to $411,514 and $503,664 for the years ended December 31, 2025 and 2024, respectively. Such amounts have been included in interest expense on the accompanying consolidated statements of operations. Bond interest expense was $1,057,748 and $1,293,372 for the years ended December 31, 2025 and 2024, respectively, of which $495,353 and $639,861 was incurred but not paid for the years ended December 31, 2025 and 2024, respectively.

Note 5 - Note Payable

GK Preferred Income Investments I (Lakeview Square)

On September 29, 2025, the Company entered into a Loan Agreement (“Loan 1”) with GK Preferred Income Investments I (Lakeview Square), LLC (“GKPI I”), to borrow $1,023,000. Under the Loan Agreement, the interest rate is calculated using the 30 day Secured Overnight Financing Rate (“SOFR’) average. As of December 31, 2025, this rate was 3.79%. The Company makes interest-only monthly payments on Loan 1 to GKPI I. Loan 1 may be entirely prepaid without a prepayment penalty. Loan 1 has a maturity date of September 29, 2030. GKPI I is a related party of the Company.

GK Investment Property Holdings II, LLC

Note 5 - Note Payable (continued)

The Company did not pay any financing fees while incurring the related party debt. Loan 1 interest expense was $10,498 for the year ended December 31, 2025, all of which was incurred but not paid for the year ended December 31, 2025 and is included in Accrued Interest on the accompanying consolidated balance sheets.

Note 6 - Related Party Transactions

The Manager is responsible for promoting the sale of the bonds and is entitled to receive a fee equal to 2.5% of the $50,000,000 gross bond proceeds received up to $1,250,000. For the years ended December 31, 2025 and 2024, the Manager had received $0 in promotional fees, which are included in bond issuance costs on the consolidated balance sheets.

With respect to related parties, amounts incurred consisted of the following:

	2025	2024
Reimbursed expenses	$21,151	$25,516

Total	$21,151	$25,516

GK Investment Property Holdings II, LLC

Note 6 - Related Party Transactions (continued)

As of December 31, 2025 and 2024, $74,593 was owed to the Manager, and is included in other liabilities on the accompanying consolidated balance sheets, related to management fees and reimbursements due to the Manager.

River Forest Grocery – GK Services LLC, which is 100% owned by the Manager, serves as the Trustee of the Trust.  While the Trustee manages the Trust’s operations, the Trustee’s control is governed and limited by the Trust’s operating agreement and trust agreement.  The Company does not have a controlling financial interest in the Trust, nor does it have the power to direct the activities of the Trust.

Note 7 – Investment in Beneficial Interests of Rental Property

On July 21, 2021, the Property was sold to the Trust at an aggregate value of $10,778,490. The Transaction Value is comprised of the assumed Loan principal of $5,190,000 and of an equity portion of $5,588,490, which represents RF Grocery’s capital contribution to the Trust, for 100% of the beneficial interests in the Delaware statutory trust.

The Company sold the remaining 12.19% of the beneficial interests in the Delaware statutory trust for an aggregate value of $754,047.

As of December 31, 2025 and 2024, RF Grocery owns 0% and 12.19%, respectively, of the beneficial interests in the Trust.

The following table summarizes the Company’s Investment in the Beneficial Interests of the Delaware statutory trust for the years ended December 31, 2025 and 2024:

	2025	2024
Investment in Beneficial Interests of Rental Property	$754,047	$1,549,209
less;
Redemption of beneficial interests of rental property	754,047	795,162
Net Investment in Beneficial Interests of the Delaware statutory trust	$-	$754,047

GK Investment Property Holdings II, LLC

Note 7 – Investment in Beneficial Interests of Rental Property (continued)

Investment Income from the beneficial interests of the Trust for the years ended December 31, 2025 and 2024, was $10,071 and $75,613, respectively, which is included as other income in the consolidated statement of operations. As of December 31, 2025, $63,884 is due from the Delaware statutory trust and is included as other assets in the consolidated balance sheets.

Note 8 - Notes receivable

RIDGMAR - The Company has entered into a note receivable and loan agreement (“Note 1”) effective July 30, 2021, in favor of GK Preferred Income II (Ridgmar), LLC (“GKPI II”) and 1551 Kingsbury Partners SPE, LLC (“Kingsbury” and, together with GKPI II, the “Borrowers”). The Company and the Borrowers are affiliates of one another, and as such, Note 1 is a related party transaction.

Pursuant to the terms of Note 1, the Company initially advanced $3,500,000 to the Borrowers for a term of three (3) months, maturing on October 31, 2021. Note 1 is collateralized by a senior secured participatory mortgage loan on the rental property, Ridgmar Mall. On October 15, 2021, the Company advanced an additional $200,000 to the Borrowers and simultaneously extended the maturity of Note 1 until November 30, 2021. On December 1, 2021, the Company advanced an additional $2,500,000 to the Borrowers increasing the balance of Note 1 to $6,200,000 and extended the maturity of Note 1 until December 31, 2021. On January 1, 2022, the Company was repaid $100,000 of the outstanding principal balance of Note 1 and further extended the maturity of Note 1 until September 30, 2022, when remaining principal and any accrued and unpaid interest is due in full. The interest rate was reduced to 8% per annum, with the principal being repaid during the term of the extension based on a 25-year amortization rate. On September 1, 2022, Note 1 maturity was further extended until December 31, 2023. Note 1 originally bore interest at 20% per annum, payable 12% monthly and 8% deferred and due upon maturity of the note. On December 31, 2023, Note 1 maturity was further extended until December 31, 2024. Note 1 bears interest at 12.22% paid currently until maturity. The current rate was charged retroactively to January 1, 2022. During the year ended December 31, 2025, the Company advanced an additional $125,000 in proceeds to the Borrowers and also received $55,045 in repayments from the Borrowers. As of December 31, 2025 and 2024, the Note 1 balances were $6,886,685 and $6,816,729, respectively. On December 31, 2025, the Note 1 maturity was further extended until December 31, 2026.

GK Investment Property Holdings II, LLC

Note 8 - Notes receivable (continued)

In the case of any event of default under Note 1, the Company will be entitled to an additional five percent (5%) interest on Note 1 until such event of default is cured. Note 1 is secured by a first priority lien on the Borrowers’ commercial property, the regional mall (“Ridgmar Mall”) located in Ft. Worth, Texas.

Concurrently with Note 1, GK Investment Holdings, LLC (“GKIH”) and GK Secured Income V, LLC (“GKSI V”) loaned $1,100,000 and $750,000, respectively, to the Borrowers on terms substantially similar to the terms of the Loan for an aggregate loan amount of $7,950,000 (the “Aggregate Loan”). On July 30, 2021, the Company entered into an intercreditor agreement (the “Intercreditor Agreement”), dated as of July 30, 2021, by and among the Company, GKIH and GKSI V (collectively, “the Lenders”) in order to establish and acknowledge the pari passu ranking of the Lenders’ respective loans to the Borrowers and certain other matters. Pursuant to the terms of the Intercreditor Agreement, the Lenders acknowledge that the security interest held by each of the Lenders ranks equally and ratably without priority over one another and that any and all payments under the respective loans as between all Lenders will be paid equally and ratably.

The Company, the Borrowers, GKIH and GKSI V are each affiliates of one another, and the Loan and each of the GKIH and GKSI V loans are related party transactions.

Interest income for the years ended December 31, 2025 and 2024, was $1,239,768 and $800,239, respectively, including $523,956 and $137,917, of which was unpaid and is included in interest receivable as of December 31, 2025 and 2024, respectively. Included in interest income for the year ended December 31, 2025, was accretive interest of $384,675.

STATION PLAZA - The Company has entered into a note receivable and loan agreement (“Note 2”) effective January 10, 2024, in favor of Station Plaza Self-Storage, LLC (“Station Plaza”). The Company and Station Plaza are affiliates of one another, and as such, Note 2 is a related party transaction.

Pursuant to the terms of Note 2, the Company advanced $2,000,000 to Station Plaza for a term of twelve (12) months, maturing on December 31, 2024. Note 2 is secured by a certain Collateral Assignment, Pledge and Security Agreement with Station Plaza. The interest rate is 12.22% per annum and is non-amortizing with only interest due on a monthly basis. The entire principal and any accrued interest are due at maturity. On December 31, 2024, the Note maturity was further extended until December 31, 2025.

In the case of any event of default under Note 2, the Company will be entitled to an additional five percent (5%) interest on Note 2 until such event of default is cured.

GK Investment Property Holdings II, LLC

Note 8 - Notes receivable (continued)

Interest income for the years ended December 31, 2025 and 2024, was $81,467 and $242,363, respectively, including $0 and $21,046 of which was unpaid and is included in interest receivable as of December 31, 2025 and 2024, respectively.

On May 1, 2025, the Note 2 balance of $2,000,000 was converted into a 37.21% preferred equity investment with SPSS Developer, LLC (“SPSS Developer’), the parent company of the original borrower, Station Plaza Self-Storage LLC. SPSS Developer and the Company are affiliates of one another, and as such, they are related parties. The preferred equity position require SPSS Developer to pay a 12.22% preferred capital return to the Company (See Note 9).

DEMARCAY DEVELOPMENT - The Company has entered into a note receivable and non-revolving Line of Credit loan agreement (“Note 3”) effective April 29, 2024, in favor of DeMarcay Development Mezz Partners, LLC (“DeMarcay”). The Company and DeMarcay are affiliates of one another, and as such, Note 3 is a related party transaction.

Pursuant to the terms of Note 3, the Company advanced $523,774 to DeMarcay for a term of eighteen (18) months, maturing on December 31, 2025. Note 3 is unsecured. The interest rate is 12.22% per annum and is non-amortizing with only interest due on a monthly basis. The entire principal and any accrued interest are due at maturity. On January 1, 2026, the Note 3 maturity was extended until December 31, 2026.

In the case of any event of default under Note 3, the Company will be entitled to an additional five percent (5%) interest on Note 3 until such event of default is cured.

Interest income for the years ended December 31, 2025 and 2024, was $64,894 and $39,154, respectively, including $5,512 of which was unpaid and is included in interest receivable as of December 31, 2025 and 2024.

GK FESTIVAL - The Company has entered into a note receivable and loan agreement (“Note 4”) effective May 8, 2024, in favor of GK Festival, LLC (“Festival”). The Company and Festival are affiliates of one another, and as such, Note 4 is a related party transaction.

Pursuant to the terms of Note 4, the Company initially advanced $3,751,000 to Festival for a term of twenty-one months (21) months, maturing on June 30, 2026. Note 4 is secured by a certain Mortgage and Security Agreement with Festival. The interest rate is 12.22% per annum and is non-amortizing with only interest due on a monthly basis. The entire principal and any accrued interest are due at maturity. The Company advanced an additional $25,000 on December 11, 2024, to Festival. The total amount the Company advanced to Festival of $3,776,000 is represented in a substitute promissory note dated December 11, 2024.

GK Investment Property Holdings II, LLC

Note 8 - Notes receivable (continued)

On February 21, 2025, Festival refinanced its rental property and paid down $2,800,000 of the principal amount owed to the Company for Note 4. The outstanding balance of Note 4 was reduced to $976,000.

In the case of any event of default under Note 4, the Company will be entitled to an additional five percent (5%) interest until such event of default is cured.

Interest income for the years ended December 31, 2025 and 2024, was $170,211 and $269,858, respectively, including $10,270 and $39,649 of which was unpaid and is included in interest receivable as of December 31, 2025 and 2024, respectively.

Note 9 – Investment in rental real estate

The preferred equity investment requires SPSS Developer to pay a 12.22% preferred capital return to the Company. Of the aggregate preferred capital return, seven percent (7%) is paid monthly if there is available cash. The remaining portion of the preferred capital return is expected to accrue and remain unpaid until the preferred capital contribution is repaid in full.

The Company earned $164,049 in preferred capital return for the year ended December 31, 2025. As of December 31, 2025, the Company was owed unpaid preferred capital return of $80,826, which has been included as accrued investment income on the accompanying consolidated balance sheets.

SPSS Developer is considered to be a variable interest entity because it does not have sufficient equity to conduct its principal activities without subordinated financial support provided by investment from the Company.

GK Investment Property Holdings II, LLC

Note 10 – Information about variable interest entities

As described in Note 8, the Company issued a note receivable to GK Preferred Income II (Ridgmar), LLC and 1551 Kingsbury Partners SPE, LLC (“Kingsbury” and, together with GKPI II, the “Ridgmar”) on July 30, 2021. The activities that most significantly impact Ridgmar’s economic performance are from owning and operating real estate. This entity is considered to be a variable interest entity because it does not have sufficient equity to conduct its principal activities without the subordinated financial support provided by the loans from the Company. The Company determined that it is not the primary beneficiary of Ridgmar because it does not have the power through voting or similar rights to direct rental operations of Ridgmar, which represent its most significant activities. The Company does not have equity investments in Ridgmar.

As of December 31, 2025 and 2024, the Company's maximum exposure to loss as a result of its involvement with Ridgmar is approximately $7,411,000 and $6,955,000, respectively, which represents the outstanding balance of the notes receivable and accrued interest receivable.

The following is a summary of the income tax basis financial position and results of operations of Ridgmar as of and for the years ended December 31, 2025 and 2024:

	2025	2024
Total Assets	$14,780,433	$15,479,913

Total Liabilities	$8,550,720	$8,220,422
Total Members' Equity	6,229,713	7,259,491

Total Liabilities and Equity	$14,780,433	$15,479,913

Revenue	$2,501,269	$2,959,493
Expenses	(2,957,638)	(3,534,709)

Net loss prior to noncash items	(456,369)	(575,216)

Depreciation and Amortization	(536,409)	(543,101)

Net loss	$(992,778)	$(1,118,317)

GK Investment Property Holdings II, LLC

Note 10 – Information about variable interest entities (continued)

As described in Note 8, the Company issued a note receivable to Station Plaza Self-Storage (Station Plaza), LLC on January 10, 2024. The activities that most significantly impact Station Plaza’s economic performance are from owning, developing, and operating real estate. This entity is considered to be a variable interest entity because it does not have sufficient equity to conduct its principal activities without the subordinated financial support provided by the loan from the Company. The Company determined that it is not the primary beneficiary of Station Plaza because it does not have the power through voting or similar rights to direct development and rental operations of Station Plaza, which represent its most significant activities. The Company does not have equity investments in Station Plaza.

On May 1, 2025, the Company converted the Note 2 balance of $2,000,000 into a 37.21% preferred equity investment with SPSS Developer, the parent company of the original borrower, Station Plaza Self-Storage LLC. SPSS Developer and the Company are affiliates of one another, and as such, they are related parties.

As of December 31, 2025 and 2024, the Company's maximum exposure to loss as a result of its involvement with SPSS Developer/Station Plaza is approximately $2,080,826 and $2,021,000, respectively, which represents the outstanding balance of the investment and accrued investment income in 2025 and the note receivable and interest receivable in 2024.

GK Investment Property Holdings II, LLC

Note 10 – Information about variable interest entities (continued)

The following is a summary of the income tax basis financial position and results of operations of SPSS Developer as of and for the year ended December 31, 2025, and Station Plaza as of and for the year ended December 31, 2024:

	2025	2024
Total Assets	$4,873,896	$7,327,861

Total Liabilities	$-	$3,907,551
Total Members' Equity	4,873,896	3,420,310

Total Liabilities and Equity	$4,873,896	$7,327,861

Revenue	$-	$-
Expenses	565,645	-

Net loss prior to noncash items	565,645	-

Depreciation and Amortization	-	-

Net loss	$565,645	$-

As described in Note 8, the Company issued a note receivable to GK Festival (Festival), LLC on May 8, 2024. The activities that most significantly impact Festival’s economic performance are from owning and operating estate. This entity is considered to be a variable interest entity because it does not have sufficient equity to conduct its principal activities without the subordinated financial support provided by the loan from the Company. The Company determined that it is not the primary beneficiary of Festival because it does not have the power through voting or similar rights to direct rental operations of Festival, which represent its most significant activities. The Company does not have equity investments in Festival.

On February 21, 2025, Festival refinanced its rental property and paid down $2,800,000 of the principal amount owed to the Company for Note 4. The outstanding balance of Note 4 was reduced to $976,000

As of December 31, 2025 and 2024, the Company's maximum exposure to loss as a result of its involvement with Festival is approximately $986,000 and $3,816,000, respectively, which represents the outstanding balance of the note receivable and accrued interest receivable.

GK Investment Property Holdings II, LLC

Note 10 – Information about variable interest entities (continued)

The following is a summary of the income tax basis financial position and results of operations of Festival as of and for the years ended December 31, 2025 and 2024:

	2025	2024
Total Assets	$3,768,602	$3,763,793

Total Liabilities	$4,042,723	$3,858,704
Total Members' Equity	(274,120)	(95,911)

Total Liabilities and Equity	$3,768,603	$3,762,793

Revenue	$591,731	$358,591
Expenses	(636,923)	(496,037)

Net loss prior to noncash items	(45,192)	(137,446)

Depreciation and Amortization	(132,883)	(114,275)

Net loss	$(178,075)	$(251,721)

As described in Note 8, the Company issued a note receivable to DeMarcay Development Mezz Partners (DeMarcay), LLC on April 29, 2024. The activities that most significantly impact DeMarcay’s economic performance are from owning and operating estate. This entity is considered to be a variable interest entity because it does not have sufficient equity to conduct its principal activities without the subordinated financial support provided by the loan from the Company. The Company determined that it is not the primary beneficiary of DeMarcay because it does not have the power through voting or similar rights to direct rental operations of DeMarcay, which represent its most significant activities. The Company does not have equity investments in DeMarcay.

As of December 31, 2025 and 2024, the Company's maximum exposure to loss as a result of its involvement with DeMarcay Festival is approximately $529,000, which represents the outstanding balance of the note receivable and accrued interest receivable.

GK Investment Property Holdings II, LLC

Note 10 – Information about variable interest entities (continued)

The following is a summary of the income tax basis financial position and results of operations of DeMarcay as of and for the years ended December 31, 2025 and 2024:

	2025	2024
Total Assets	$5,516,947	$7,010,242

Total Liabilities	$2,515,947	$4,010,242
Total Members' Equity	3,001,000	3,000,000

Total Liabilities and Equity	$5,516,947	$7,010,242

Revenue	$408,374	$217,174
Expenses	(255,291)	(83,868)

Net income	$153,083	$133,306

Note 11 – Segment reporting

ASC Topic 280 “Segment Reporting” establishes standards for companies to report in their financial statement information about operating segments, services, geographic area, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company has only one operating segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss reported on the consolidated statements of operations. The key measures of segment profit or loss reviewed by the CODM are interest income and interest expense, as reported on the consolidated statements of operations. Interest income and interest expense are reviewed and monitored by the CODM to manage and forecast cash to ensure that enough capital is available to maintain and enforce all contractual agreements. The measure of segment assets is the total assets as reported on the consolidated balance sheets. The accounting policies of this segment are the same as those described in the significant accounting policies in Note 1.

GK Investment Property Holdings II, LLC

Note 12 – Subsequent Events

On January 11, 2026, the Note 3 with DeMarcay was extended until December  31,2026.

On January 30, 2026, the Note 1 with the Ridgmar Mall borrowers paid in full, including principal of $6,883,050, accrued current interest of $10,270, and accretive interest due of $769,350.

On January 30, 2026, the Loan 1 with GK Preferred Income I (Lakeview Square), LLC, was paid in full by the Company, including principal of $1,023,000, accrued current interest of $13,836.

Series C of the Bonds issued and payable matured on February 28, 2026. On February 26, 2026, the Company redeemed the Series C Bondholders for a total amount of $4,446,437. The redemption amount paid included $4,230,000 of Bond principal, current interest due of $10,692 and accrued interest due of $205,745.

The consolidated financial statements and related disclosures include evaluation of events up through and including June 12, 2026, which is the date the consolidated financial statements were available to be issued.

Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of the Company, incorporated by reference to Exhibit (2)(a) to the Company's Offering Statement on Form 1-A filed on September 17, 2019.

(2)(b)	Limited Liability Company Agreement of the Company, incorporated by reference to Exhibit (2)(b) to the Company's Offering Statement on Form 1-A filed on September 17, 2019.

(2)(c)	First Amendment to Limited Liability Company Agreement of the Company, dated as of January 1, 2021, incorporated by reference to Exhibit 2.1 of the Company’s Form 1-U filed on March 8, 2022.

(2)(d)	Amended and Restated Limited Liability Company Agreement of RF Grocery, LLC, dated as of July 23, 2020, incorporated by reference to Exhibit 2.1 of the Company's Form 1-U filed on July 23, 2020.

(2)(e)	Amendment No. 1 to Operating Agreement of RF Grocery, LLC, dated as of December 17, 2020, incorporated by reference to Exhibit 2(d) of the Company's Form 1-A filed on January 28, 2021.

(3)(a)	Indenture between our company and the trustee, incorporated by reference to Exhibit 3(a) to the Company's Third Pre-Qualification Amendment to its Offering Statement on Form 1-A filed on January 14, 2020.

(3)(b)	Form of Unsecured Bond, incorporated by reference to Exhibit (3)(b) to the Company's Third Pre-Qualification Amendment to its Offering Statement on Form 1-A filed on January 14, 2020.

(3)(c)	First Supplemental Indenture between GK Investment Property Holdings II, LLC and UMB Bank, N.A., as trustee, dated as of August 13, 2020, incorporated by reference to Exhibit 3.1 of the Company's Form 1-U filed on August 17, 2020.

(3)(d)	Second Supplemental Indenture between GK Investment Property Holdings II, LLC and UMB Bank, N.A., as trustee, dated as of February 14, 2022, incorporated by reference to Exhibit 3.1 of the Company's Form 1-U filed on February 15, 2022.

(4)	Form of Subscription Agreement, incorporated by reference to Exhibit (4) to the Company's Offering Statement on Form 1-A filed on September 17, 2019.

(6)(a)	Purchase and Sale Agreement by and between 7501 W. North Avenue, LLC and RF Grocery LLC, dated as of May 27, 2020, incorporated by reference to Exhibit 6.1 of the Company's Form 1-U filed on June 2, 2020.

(6)(b)	Lease by and between Lakes Venture, LLC and 7501 W. North Avenue, LLC, dated as of November 14, 2014, incorporated by reference to Exhibit 6(b) of the Company's Form 1-A filed on February 23, 2021.

(6)(c)	Commencement Date Agreement by and between Lakes Venture, LLC and 7501 W. North Avenue LLC, dated as of June 6, 2017, incorporated by reference to Exhibit 6(c) of the Company's Form 1-A filed on February 23, 2021.

(6)(d)	Assignment and Assumption of Leases by and between 7501 W. North Avenue, LLC and RF Grocery, LLC, dated as of July 17, 2020, incorporated by reference to Exhibit 6(d) of the Company's Form 1-A filed on February 23, 2021.

(6)(e)	Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of July 30, 2021, incorporated by reference to Exhibit 6(e) of the Company's Form 1-SA filed on September 28, 2021.

(6)(f)	Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of August 16, 2021, incorporated by reference to Exhibit 6(f) of the Company's Form 1-SA filed on September 28, 2021.

(6)(g)	Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of July 30, 2021, incorporated by reference to Exhibit 6(g) of the Company's Form 1-SA filed on September 28, 2021.

(6)(h)	Contribution Agreement by and between RF Grocery, LLC and GK DST - River Forest Grocery, dated as of June 25, 2021, incorporated by reference to Exhibit 6(h) of the Company's Form 1-SA filed on September 28, 2021.

(6)(i)	Loan Modification Agreement, by and among Barrington Bank & Trust Company, N.A., RF Grocery, LLC, GK DST - River Forest Grocery and GK Development, Inc. d/b/a GK Real Estate, dated as of July 21, 2021, incorporated by reference to Exhibit 6(i) of the Company's Form 1-SA filed on September 28, 2021.

(6)(j)	Amended and Restated Note, made by GK DST - River Forest Grocery payable to Barrington Bank & Trust Company, N.A., dated as of July 21, 2021, incorporated by reference to Exhibit 6(j) of the Company's Form 1-SA filed on September 28, 2021.

(6)(k)	Trust Agreement of GK DST - River Forest Grocery by and between Sorensen Entity Services LLC, River Forest Grocery - GK Services LLC and RF Grocery, LLC dated as of June 10, 2021, incorporated by reference to Exhibit 6(k) of the Company's Form 1-SA filed on September 28, 2021.

(6)(l)	Substitute Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of October 15, 2021, incorporated by reference to Exhibit (6)(l) to the Company 1-A POS filed March 8, 2022.

(6)(m)	Extension Letter by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, dated as of October 25, 2021, incorporated by reference to Exhibit (6)(m) to the Company 1-A POS filed March 8, 2022.

(6)(n)	Substitute Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of December 1, 2021, incorporated by reference to Exhibit (6)(n) to the Company 1-A POS filed March 8, 2022.

(6)(o)	Substitute Promissory Note by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of January 1, 2022, incorporated by reference to Exhibit (6)(o) to the Company 1-A POS filed March 8, 2022.

(6)(p)	First Amendment to Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of December 1, 2021, incorporated by reference to Exhibit (6)(p) to the Company 1-A POS filed March 8, 2022.

(6)(q)	Second Amendment to Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of January 1, 2022, incorporated by reference to Exhibit (6)(q) to the Company 1-A POS filed March 8, 2022.

(6)(r)	Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of October 15, 2021, incorporated by reference to Exhibit (6)(r) to the Company 1-A POS filed March 8, 2022.

(6)(s)	Second Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of December 1, 2021, incorporated by reference to Exhibit (6)(s) to the Company 1-A POS filed March 8, 2022.

(6)(t)	Third Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of January 1, 2022, incorporated by reference to Exhibit (6)(t) to the Company 1-A POS filed March 8, 2022.

(6)(u)	Promissory Note by Station Plaza Self-Storage LLC, as borrower, in favor of GK Investment Property Holdings II, LLC, as Lender, dated January 10, 2024 incorporated by reference to Exhibit 6(u) of the Company's Form 1-SA filed on September 28, 2023.

(6)(v)	Collateral Assignment, Pledge and Security agreement by SPSS Developer LLC and GK Station Plaza Self-Storage LLC to and in favor of GK Investment Property Holdings II, LLC dated January 10, 2024, incorporated by reference to Exhibit 6(v) of the Company's Form 1-SA filed on May 1, 2024.

(6)(w)	Intercreditor Agreement dated as of June 21, 2022, is made by and among GK Investment Property Holdings II, LLC, as Lender 1 and GK Holiday Village, LLC, as Lender 2, incorporated by reference to Exhibit 6(w) of the Company's Form 1-SA filed on September 28, 2023.

(6)(x)	Promissory Note dated as of January 10, 2024 in the principal amount of $2,000,000 made by GK Investment Property Holdings II, LLC, as Lender, and Station Plaza Self-Storage LLC, as Borrower, incorporated by reference to Exhibit 6(x) of the Company's Form 1-SA filed on September 28, 2024.

(6)(y)	Promissory Note dated as of April 29, 2024 in the principal amount of $503,774 by DeMarcay Development Mezz Partners LLC, as Maker, and GK Investment Property Holdings II, LLC, as Holder, incorporated by reference to Exhibit 6(y) of the Company's Form 1-SA filed on September 28, 2024.

(6)(z)	Promissory Note dated as of May 8, 2024 in the principal amount of $3,751,000 by GK Festival LLC, as Borrower, and GK Investment Property Holdings II, LLC, as Lender, incorporated by reference to Exhibit 6(z) of the Company's Form 1-SA filed on September 28, 2024.

(6)(aa)	Substitute Promissory Note in the principal amount of $6,816,728 by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of January 1, 2025, incorporated by reference to Exhibit (6)(aa) of the Company’s Form 1-K filed on April 13, 2026.

(6)(bb)	Sixth Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of January 1, 2025 incorporated by reference to Exhibit (6)(bb) of the Company’s Form 1-K filed on April 13, 2026.

(6)(cc)	Fifth Amendment to Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of January 1, 2025 incorporated by reference to Exhibit (6)(cc) of the Company’s Form 1-K filed on April 13, 2026.

(6)(dd)	Substitute Promissory Note in the principal amount of $7,656,034.09 by GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Borrowers, in favor of GK Investment Property Holdings II, LLC, as Lender, dated as of January 1, 2025.

(6)(ee)	Seventh Amended and Restated Intercreditor Agreement by and among GK Investment Holdings, LLC, GK Investment Property Holdings II, LLC and GK Secured Income V, LLC, dated as of January 1, 2026, incorporated by reference to Exhibit (6)(ee) of the Company’s Form 1-K filed on April 13, 2026.

(6)(ff)	Fifth Amendment to Deed of Trust, Assignment of Leases and Rents and Security Agreement by and among GK Preferred Income II (Ridgmar) SPE, LLC and 1551 Kingsbury Partners SPE, LLC, as Trustors, and Rebecca S. Conrad, as Trustee, for the benefit of GK Investment Property Holdings II, LLC, as Beneficiary, dated as of January 1, 2026, incorporated by reference to Exhibit (6)(ff) of the Company’s Form 1-K filed on April 13, 2026.

(6)(gg)	Substitute Promissory Note dated as of January 1, 2025 in the principal amount of $2,000,000 made by GK Investment Property Holdings II, LLC, as Lender, and Station Plaza Self-Storage LLC, as Borrower, incorporated by reference to Exhibit (6)(gg) of the Company’s Form 1-K filed on April 13, 2026.

(6)(hh)	Debt Conversion Agreement dated January 1, 2025 by and among Station Plaza Self-Storage LLC, SPSS Developer LLC and GK Investment Property Holdings II, LLC, as lender, incorporated by reference to Exhibit (6)(hh) of the Company’s Form 1-K filed on April 13, 2026.

(6)(ii)	Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing by GK Festival LLC to and for the benefit of GK Investment Property Holdings II, LLC dated June 6, 2024.

(8)	Form of Subscription Escrow Agreement among our company, JCC Advisors, LLC and UMB Bank, National Association, incorporated by reference to Exhibit (8) to the Company's First Pre-Qualification Amendment to its Offering Statement on Form 1-A filed on November 12, 2019.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GK Investment Property Holdings II, LLC, a Delaware limited liability company

	By:	GK Development, Inc. dba GK Real Estate
an Illinois corporation, Manager

Date: June 12, 2026	By:	/s/ Garo Kholamian
	Name:	Garo Kholamian
	Title:	Sole Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Date: June 12, 2026	By:	/s/ Garo Kholamian
Garo Kholamian
President of our manager (Principal Executive Officer)

Date: June 12, 2026	By:	/s/ Steven P. Higdon
Steven P. Higdon
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)